EXHIBIT 1

AMENDED AND RESTATED JOINT FILING AGREEMENT

                Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the Common Stock of Britton & Koontz Capital Corporation and further agree that this Amended and Restated Joint Filing Agreement may be included as an Exhibit to such joint filings.

 In evidence thereof, the undersigned have executed this Joint Filing Agreement this 10th day of March, 2006.

/s/ Bazile R. Lanneau, Jr.	/s/ Albert W. Metcalfe
Bazile R. Lanneau, Jr.	Albert W. Metcalfe
Jeri Jean M. Lanneau
By: /s/ Bazile R. Lanneau, Jr.	/s/ Gay C. Metcalfe
Bazile R. Lanneau, Jr., Attorney-in-Fact	Gay C. Metcalfe

Bazile R. Lanneau By: /s/ Bazile R. Lanneau, Jr.	/s/ Deborah M. Aiken
Bazile R. Lanneau, Jr., Attorney-in-Fact	Deborah M. Aiken
Anna Rose M. Lanneau By: /s/ Bazile R. Lanneau, Jr.	/s/ Albert W. Metcalfe, Jr.
Bazile R. Lanneau, Jr., Attorney-in-Fact	Albert W. Metcalfe, Jr.
Keith P. Lanneau By: /s/ Bazile R. Lanneau, Jr.	/s/ Susan M. Ray
Bazile R. Lanneau, Jr., Attorney-in-Fact	Susan M. Ray
/s/ Peggy M. Lanneau	/s/ Martin M. Lanneau
Peggy M. Lanneau	Martin M. Lanneau

/s/ Margaret M. Tuckley	/s/ Sarah J. Lanneau
Margaret M. Tuckley	Sarah J. Lanneau
/s/ John C. Metcalfe	/s/ Bazile R. Lanneau, III
John C. Metcalfe	Bazile R. Lanneau, III
/s/ Jerold D. Krouse
Jerold D. Krouse